Exhibit 99.1

      CASCADE BANCORP (NASDAQ: CACB) ANNOUNCES ISSUANCE OF TRUST PREFERRED
                                   SECURITIES

    BEND, Ore., Dec. 16 /PRNewswire-FirstCall/ -- Cascade Bancorp (the "Company") announced that it has completed issuance of $20 million in trust preferred securities on December 15, 2004. The securities will qualify as Tier 1 regulatory capital for the Company and the proceeds will be used for general corporate purposes. The floating rate trust preferred securities bear a competitive spread over LIBOR, and will mature on March 15, 2035.

    Cascade Bancorp is a Bank Holding Company, with Bank of the Cascades as its principal subsidiary. The Bank has a total of 21 branches, with 12 throughout Central Oregon, four in the Salem/Keizer area, four in Southern Oregon and one business banking office in Portland. For further information on the Company, please visit our web site at http://www.botc.com .

SOURCE  Cascade Bancorp
    -0-                             12/16/2004
    /CONTACT: Greg Newton, Chief Financial Officer, +1-541-617-3526, or Patricia Moss, President and CEO, +1-541-385-6205, both of Cascade Bancorp/
    /Web site:  http://www.botc.com /